EXHIBIT 10(xx)
THIRD AMENDMENT TO THE

ANADARKO PETROLEUM CORPORATION
SAVINGS RESTORATION PLAN
(As Amended and Restated Effective January 1, 2007)

WHEREAS, Anadarko Petroleum Corporation (the “Company”) sponsors the Anadarko Petroleum Corporation Savings Restoration Plan, as amended and restated effective January 1, 2007 (the “Plan”), for the benefit of its eligible employees and their beneficiaries; and

WHEREAS, the Company also sponsors the Anadarko Employee Savings Plan, as amended and restated effective as of January 1, 2013 (the “Savings Plan”), for the benefit of its eligible employees and their beneficiaries; and

WHEREAS, Section 4.01 of the Plan provides for certain contributions to a Plan participant’s Post-2004 Savings Restoration Plan Account (as defined in the Plan) that are determined based upon “Company Matching Contributions,” which term is defined in the Plan to include and encompass any Employer Safe-Harbor Contributions (as defined in the Savings Plan) and PWA Contributions (as defined in the Savings Plan) made to a participant’s account under the Savings Plan; and

WHEREAS, in connection with the adoption of the January 1, 2013 amendment and restatement of the Savings Plan, the Savings Plan was amended to provide that Employer Safe Harbor Contributions would no longer be made to the Savings Plan for Plan Years (as such term is defined in the Savings Plan) beginning on or after January 1, 2014, and, in lieu thereof, Employer Post-2013 Matching Contributions (as such term is defined in the Savings Plan) would be made to the Savings Plan for such Plan Years; and

WHEREAS, the Company desires to clarify that, for purposes of determining the amount of contributions that are made to the Plan for Plan years beginning on or after January 1, 2014, the definition of “Company Matching Contributions” under the Plan also includes any Employer Post-2013 Matching Contributions made to a participant’s account under the Savings Plan; and

WHEREAS, pursuant to Section 7.11 of the Plan, if any Plan provision does not accurately reflect its intended meaning, as determined by the Committee (as such term is defined in the Plan) in its sole and exclusive judgment, the Committee may amend the Plan retroactively to cure any such ambiguity without the need for approval by the Board of Directors of the Company.

NOW THEREFORE, the Plan is hereby amended, effective as of January 1, 2014, by deleting subsection (w) of Section 4.01 of the Plan and replacing it with the following:

“(w) for purposes of the Plan, including this Section 4.01, the term “Company Matching Contributions” shall include and encompass any Employer Safe-Harbor Contributions, PWA Contributions and, from and after January 1, 2014, Employer Post-2013 Matching Contributions made to a Participant’s Account under the Savings Plan (as such terms are defined in the Savings Plan);”

Except as expressly amended hereby, the Plan is ratified and confirmed in all respects and shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Company, has approved and executed this Third Amendment on this 18 day of December, 2014.

ANADARKO PETROLEUM CORPORATION

By:	/s/ Julia A. Struble
Name:	Julia A. Struble
Title:	VP, Human Resources

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